Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

FORTUNE BRANDS HOME & SECURITY, INC.

Fortune Brands Home & Security, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors duly adopted resolutions proposing to amend the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that pursuant to a Certificate of Amendment in the form approved by an officer of the Corporation, as evidenced by such officer’s signature thereon, Article I of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“The name of the Corporation is Fortune Brands Innovations, Inc.”

SECOND: That this Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The foregoing amendment shall be effective as of 12:01 a.m., Eastern Time, on December 15, 2022.

* * * * * * *

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 13th day of December, 2022.

By:	/s/ Hiranda S. Donoghue
Name:	Hiranda S. Donoghue
Title:	Senior Vice President, General Counsel & Secretary